Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Fairfax Financial Holdings Limited of our report dated March 10, 2023 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Exhibit 99.2 to Fairfax Financial Holdings Limited’s Annual Report on Form 40-F for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

April 3, 2023

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600, Toronto,
Ontario, Canada M5J 0B2 T: +1 416 863 1133, F: +1 416 365 8215,
www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.